Exhibit 10.29

CONFIDENTIAL

EXECUTION VERSION

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

SERVICES ROYALTY AMENDMENT

This SERVICES ROYALTY AMENDMENT (“Amendment”), effective as of November 1, 2008 (the “Effective Date”), is made by and between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation (“Columbia”), and SCHRÖDINGER, LLC (“Schrödinger”), a Delaware limited liability company.

R E C I T A L S

A.    Since 1994, Columbia and Schrödinger have entered into various license agreements pursuant to which Columbia has licensed to Schrödinger the right (i) to incorporate the technology underlying various Columbia-owned intellectual property into Schrödinger’s proprietary software, and (ii) to use Schrödinger’s proprietary software in connection with agreements to perform services for the benefit of third parties.

B.    Prior to the Effective Date, the royalty, if any, payable to Columbia in connection with the use of a licensed technology in connection with a services agreement had been separately specified for each licensed technology in the applicable patent license agreement, and was complex to manage and calculate.

C.    The parties wish to simplify the basis on which the royalty payable in connection with a services agreement is calculated.

NOW, THEREFORE, the parties agree as follows:

1.    Patent License Agreements Subject to Amendment.

a.    This Amendment amends all existing patent license agreements between Columbia and Schrödinger. These agreements are listed in Schedule A (collectively, the “Amended Licenses”).

b.    The provisions of the Amended Licenses listed in the “Provisions Deleted In Their Entirety” column of Schedule B are hereby deleted in their entirety (but retaining the section number) and replaced with the statement: “[This section is intentionally left blank.]”

c.    The provisions of the Amended Licenses are hereby amended as provided in the “Additional Amendments” column of Schedule B.

2.    Certain Definitions.

a.    “Affiliate” shall mean any entity controlled by, controlling, or under common control with a party, where “control” means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting powers of the shares entitled to vote for the election of such entity’s directors or other governing authority.

b.    “Cover” or “Covered By” shall mean, with respect to a particular product, that the act of making, using, licensing, offering to license, selling, or offering to sell such product, if done without Columbia’s authority, (i) would infringe at least one claim of either (i) an issued patent that has not been held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision in the country in which such patent issued, or (ii) a pending application that has not been pending for more than [**] from the filing date of such application.

c.    “Licensed Product” shall mean any product (or component thereof) which (1) contains, includes or incorporates all or any part of the software licensed by Columbia, or (2) the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which is Covered By a claim of a patent licensed by Columbia.

d.    “Services Agreement” shall mean an agreement between Schrödinger or its Affiliate, on the one hand, and one or more third parties, on the other, under which Schrödinger (or its Affiliate) undertakes to perform services using one or more Licensed Products for the benefit of such third parties, in return for fees or other payments. In addition, a “Newco Services Agreement” shall mean a Services Agreement for which Schrödinger or its Affiliate performs services for the benefit of a third party in which Schrödinger or its Affiliate, holds an equity interest, at the time the services are commenced.

e.    “Services Fees” shall mean the fees or other payments paid to Schrödinger (or its Affiliate) by a third party as consideration for the services it performs under a Services Agreement; provided, however, that fees or other payments received by Schrödinger (or its Affiliate) in connection with a Services Agreement with Columbia or an Affiliate of Columbia, shall not constitute Services Fees; provided further that fees or other payments constituting Gross Revenues shall not constitute Services Fees. (“Gross Revenues” shall mean all fees or other payments received by Schrödinger and Affiliates of Schrödinger for licensing, selling, leasing, or renting any Licensed Product.)

3.    Services Royalty.

a.    Schrödinger will pay to Columbia a royalty as follows:

(1)    For Services Fees received from Services Agreements other than Newco Services Agreements, an amount equal to [**]% multiplied by the Services Fees received by Schrödinger or its Affiliate; and

(2)    For Newco Services Agreements, an amount equal to [**]% multiplied by [**] multiplied by the Services Fees received by Schrödinger or its Affiliate; where [**]; and provided, further, that the royalty resulting from the preceding calculation may not be less than [**]%.

(the payments calculated in (i) and (ii) above, collectively, “Services Royalty”). For clarity, the Services Royalty remains the same amount regardless of the number of Licensed Products used by Schrödinger in connection with its performance of the Services Agreement.

4.    Reports and Payments.

a.    Within [**] after the first business day of each calendar quarter of this Agreement, Schrödinger shall submit to Columbia a written report with respect to the preceding calendar quarter (the “Payment Report”) stating:

(1)    Services Fees received by Schrödinger during such quarter, together with detailed information sufficient to permit Columbia to verify the accuracy of reported Services Fees; and

(2)    A calculation under Section 3 of the Services Royalties due to Columbia, making reference to the applicable subsection thereof.

b.    Simultaneously with the submission of each Payment Report, Schrödinger shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report in the manner specified by Columbia. Payment shall be by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:

The Trustees of Columbia University in the City of New York

Columbia Innovation Enterprises - Finance

P.O. Box 1394

New York, NY 10008-1394

or to such other address as Columbia may specify by notice hereunder, or, if requested by Columbia, by wire transfer of immediately available funds by Schrödinger to:

[**]

or to such other bank and account identified by notice to Schrödinger by Columbia. Schrödinger is required to send the quarterly royalty statement whether or not royalty payments are due.

c.    Within [**] after the date of termination or expiration of this Agreement, Schrödinger shall pay Columbia any and all amounts that are due pursuant to this Agreement as of the date of such termination or expiration, together with a Payment Report for such payment in accordance with Section 4.a. hereof, except that such Payment Report shall cover the period from the end of the last calendar quarter prior to termination or expiration to the date of termination or expiration. Nothing in the foregoing shall be deemed to satisfy any of Schrödinger’s other obligations under this Agreement upon termination or expiration.

d.    With respect to revenues obtained by Schrödinger in foreign countries, Schrödinger shall make royalty payments to Columbia in the United States in United States dollars. Royalty payments for transactions outside the United States shall first be determined in the currency of the country in which they are earned, and then converted to United States dollars using the buying rates of exchange quoted by Citibank, N.A. (or its successor) in New York, New York for the last business day of the calendar quarter in which the royalties were earned. Any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on such royalties required to be withheld at the source shall be the exclusive responsibility of Schrödinger, and shall not be used to decrease the amount of royalties due to Columbia. None of the foregoing prohibited deductions shall be construed to be a permissible deduction within the definition of offsets. Royalty statements shall show sales and licenses both in the local currency and US dollars, with the exchange rate used clearly stated.

e.    Schrödinger shall maintain at its Portland, Oregon office usual books of account and records showing its actions under this Agreement, and sufficient to determine Schrödinger’s compliance with its obligations hereunder. Upon reasonable notice, but not more than [**], Columbia may have an independent certified public accountant or independent auditor, and an attorney (each acceptable to Schrödinger in its reasonable judgment) inspect and copy such books and records for purposes of verifying the accuracy of the amounts paid under this Agreement. The review may cover a period of not more than [**] before the first day of the calendar quarter in which the review is requested. In the event that such review shows that Schrödinger has underpaid royalties by [**] percent ([**]%) or more of the aggregate amount that should have been paid to Columbia for a [**] period ([**]) in a calendar year, but not less than $[**], Schrödinger shall pay, within [**] after demand by Columbia, the costs and expenses of such review (including the fees charged by Columbia’s accountant and attorney involved in the review), in addition to amount of any underpayment and any interest thereon. Schrödinger agrees to cooperate fully with Columbia’s accountant or auditor and attorney in connection with any such review. During the review, Schrödinger shall provide Columbia’s accountant or auditor and attorney with all information reasonably requested, including without limitation, information relating to sales and licenses, inventory, manufacturing, purchasing, transfer records, customer lists, invoices, purchase orders, sales orders, shipping documentation, third-party royalty reports, cost information, pricing policies, and agreements with third parties.

f.    Notwithstanding anything to the contrary in this Agreement, and without limiting any of Columbia’s rights and remedies hereunder, any payment by Schrödinger required hereunder that is made late (including unpaid portions of amounts due) shall bear simple interest at the rate of [**]% per annum. Any interest charged or paid in excess of the maximum rate permitted by applicable law shall be deemed the result of a mistake and interest paid in excess of the maximum rate shall be credited or refunded (at Schrödinger’s option) to Schrödinger. In addition, Columbia shall promptly refund the amount of any overpayment by Schrödinger.

g.    Schrödinger shall reimburse Columbia for any costs and expenses incurred in connection with collecting on any arrears of Schrödinger with respect to its payment and reimbursement obligations under this Agreement, including the costs of engaging any collection agency for such purpose.

5.    Termination. Upon any termination of any Amended License for any reason other than Schrödinger’s failure to cure a material breach, Schrödinger shall have the right until the expiration or earlier termination of any Services Agreement in effect as of the date of termination, to use the Licensed Products to the extent needed for Schrödinger to perform its obligations thereunder.

6.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York as applicable to agreements made and wholly performed within the State of New York, and without reference to the conflict or choice of laws principles of any jurisdiction. Unless otherwise separately agreed in writing, the parties agree that any and all claims arising under or related to this Agreement shall be heard and determined only in either the United States District Court for the Southern District of New York or in the courts of the State of New York located in the City and County of New York, and the parties irrevocably agree to submit themselves to the exclusive and personal jurisdiction of those courts and irrevocably waive any and all rights any such party may now or hereafter have to object to such jurisdiction or the convenience of the forum.

7.    Execution in Counterparts; Facsimile or Electronic Transmission. This Agreement may be executed by facsimile or other electronic transmission, and such electronic transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete set of this Agreement shall be considered an original.

IN WITNESS WHEREOF, Columbia and the Schrödinger have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK

By	/s/ Orin Herskowitz
Executive Director, Science & Technology Ventures

TTS#33930

SCHRÖDINGER, LLC

By	/s/ Ramy Farid 5/20/09
Ramy Farid, Ph.D. President